WELLS FARGO ADVANTAGE FUNDS

                  RULE 22C-2 SHAREHOLDER INFORMATION AGREEMENT

      This Agreement is made as of October 16, 2006, or such other compliance date mandated by Rule 22c-2 of the Investment Company Act of 1940 ("Rule 22c-2"), by and between Wells Fargo Funds Distributor, LLC ("WFFD"), Wells Fargo Funds Management, LLC, ("WFFM") (collectively "Wells Fargo") and Security Distributors, Inc ("Intermediary").

      WHEREAS, WFFM is the investment adviser and administrator for the Wells Fargo Advantage Funds ("Funds") and in such capacity procures or provides for the procurement of certain services, including among others, transfer agency and recordkeeping services;

      WHEREAS, WFFD is the principal underwriter for the Funds;

      WHEREAS, Intermediary facilitates trading for shareholders investing in one or mote of the Funds; and

      WHEREAS, Rule 22c-2 requires Wells Fargo or the Funds to enter into a Shareholder Information Agreement with each financial intermediary, as defined by Rule 22c-2.

      NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

      1     DEFINITIONS

      A. The term "FUND" includes the Funds of Wells Fargo Funds Trust and Wells Fargo Variable Trust, except that the term does not include any money market fund or ultra short fund.

      B. The term "SHARES" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund that are held by the Intermediary.

      C. The term "SHAREHOLDER" means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name.

      D. For retirement recordkeepers, the term "SHAREHOLDER" means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

      E. For insurance companies, the term "SHAREHOLDER" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

      F. The term "WRITTEN" includes electronic writing and facsimile transmissions.

      2     AGREEMENT TO PROVIDE INFORMATION. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment pr of professional(s) associated with the Shareholders) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period coveted by the request.

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            A.    PERIOD COVERED BY REQUEST. Requests shall set forth a specific period for which transaction information is sought, which will generally not exceed ninety (90) calendar days of transaction information. Without the written agreement of the Intermediary, the Fund will not request transaction information older than twelve (12) months from the date of the request unless it is necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

            B. FORM AND TIMING OF RESPONSE. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five (5) business days or such other time as agreed to by the Fund, after receipt of a request. If the requested information is not on the Intermediary's books and records, Intermediary agrees to (within the time period designated above): (i) provide or arrange to provide to the Fund the requested information from shareholders who hold an account with an indirect intermediary, or (ii) if directed by the Fund, block further purchases of fund shares from such indirect intermediary. In such instances, Intermediary agrees to inform the Fund whether it plans to perform
(i) or (ii) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format For purposes of this provision, an "indirect intermediary" has the same meaning as in Rule 22c-2 under the Investment Company Act of 1940.

            C. LIMITATIONS ON USE OF INFORMATION. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

      3. AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

            A. FORM OF INSTRUCTIONS, Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

            B. TIMING OF RESPONSE. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

            C. CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

      4. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes, and the terms of this Agreement govern, any other prior agreement with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


WELLS FARGO FUNDS                                WELLS FARGO FUNDS
DISTRIBUTOR, LLC                                 MANAGEMENT, LLC


By: /s/ CARA PECK                                By: /s/ KARLA RABUSCH
    --------------------------                       --------------------------

Name: CARA PECK                                  Name: KARLA RABUSCH
Title: PRESIDENT                                 Title: PRESIDENT


SECURITY DISTRIBUTORS, INC.

By:
      ----------------------------

Name:    Gregory J. Garvin
      ----------------------------

Title:   Pres
      ----------------------------

Date:    3-15-07
      ----------------------------

INTERMEDIARY PLEASE PROVIDE THE FOLLOWING INFORMATION:

INTERMEDIARY INFORMATION

ADDRESS 1: One Security Benefit Place
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ADDRESS 2:
           ----------------------------

ADDRESS 3:
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CITY:      Topeka
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STATE, ZIP CODE: KS, 66636-0001
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PHONE:     785-438-3302
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EMAIL:     sharna.enzbrenneresez.com
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IF COMPANY TRADES THROUGH NSCC, PLEASE ALSO PROVIDE THE NSCC FIRM NUMBER (S)
COVERED BY THIS AGREEMENT: 4527; 4571; __________, __________.